Exhibit 3.347
State of Delaware
Secretary of State
Division of Corporations
Delivered 09:13 AM 07/30/2003
FILED 09:13 AM 07/30/2003
SRV 030496350 — 2964411 FILE
SECOND AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
TRI-SHELL 28 LLC
Under Section 18-208 of the
Delaware Limited Liability Company Act
This Second Amended and Restated Certificate of Formation of Tri-Shell 28 LLC (the “Company”) has been duly executed and is being filed by the undersigned, us an authorized person, in accordance with the provisions of Section 18-208 of the Delaware Limited Liability Company Act, to again amend and restate the Amended and Restated Certificate of Formation (the “Certificate of Formation”) of the Company, which was filed on October 2, 2002 with the Secretary of State of Delaware.
1. The original name of the Company was Ledger, LLC and its Original Certificate of Formation was filed November 9, 1998.
2. The name of the Company was subsequently changed to Tri-Shell 28 LLC pursuant to the Amended and Restated Certificate of Formation filed October 2, 2002.
3. The Certificate of Formation is hereby again attended and restated in its entirety to read as follows:
“FIRST: The name of the Company is Woodward Health System, LLC.
SECOND: The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.
THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.”
IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Formation as of July 29, 2003.

By: /s/Donald P. Fay
Donald P. Fay
Authorized Person